Exhibit 10.23

WELLS FARGO HSBC TRADE BANK	REVOLVING CREDIT LOANS NOTE

$10,000,000	San Francisco, California July 17, 2006

FOR VALUE RECEIVED, the undersigned DESIGN WITHIN REACH, INC., a Delaware corporation (“Borrower”) promises to pay to the order of WELLS FARGO HSBC TRADE BANK, NATIONAL ASSOCIATION (“Trade Bank”) at its office at 333 Market Street, 3rdst Floor, San Francisco, CA 94105, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Ten Million Dollars ($10,000,000) or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement at a rate per annum (computed on the basis of a 360-day year, actual days elapsed) one-quarter percent (.25%) above the Prime Rate in effect from time to time. The “Prime Rate” is a base rate that WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”) from time to time. The “Prime Rate” means the rate most recently announced by Wells Fargo Bank, National Association (“Bank”) at its principal office in San Francisco, California as its Prime Rate, with the understanding that the Prime Rate is one of Bank’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate. Any change in an interest rate resulting from a change in the Prime Rate shall become effective as of 12:01 a.m. of the Banking Day on which each change in the Prime Rate is announced by Bank.

Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of that certain Amended and Restated Credit Agreement between Borrower and Trade Bank dated as of July 17, 2006, as amended from time to time (“Credit Agreement”); provided that the outstanding principal balance of this Note shall at no time exceed the principal amount stated above. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for any Borrower, which balance may be endorsed hereon from time to time by the holder.

Interest accrued on this Note shall be payable on the last day of each month, commencing July 31, 2006. The outstanding principal balance of this Note shall be due and payable in full on November 30, 2007. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof.

Advances hereunder, to the total amount of the principal sum stated above, may be made by the holder at the oral or written request of (a) Ray Brunner, Ken La Honta, Peter Kruglinski, any one acting alone, who are authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (b) any person, with respect to advances deposited to the credit of any account of any Borrower with the holder, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of each Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by any Borrower.

Upon the occurrence of any Event of Default as defined in the Credit Agreement, the holder of this Note, at the holder’s option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are expressly waived by each Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Each Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of the holder’s in-house counsel), incurred by the holder in connection with the enforcement of the holder’s rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, and including any of the foregoing incurred in connection with any bankruptcy proceeding relating to any Borrower.

Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

This Note shall be governed by and construed in accordance with the laws of the State of California, except to the extent Trade Bank has greater rights or remedies under Federal law, whether as a national bank or otherwise, in which case such choice of California law shall not be deemed to deprive Trade Bank of any such rights and remedies as may be available under Federal law.

This Note replaces and supersedes in its entirety that certain Revolving Credit Loans Note dated December 23, 2005 in the maximum amount of $10,000,000 executed by Borrower in favor of Trade Bank.

“BORROWER”

DESIGN WITHIN REACH, INC.

By:	/s/ Ray Brunner
Ray Brunner
Title:	Chief Executive Officer

Borrower’s Address:
225 Bush Street, 20th Floor
San Francisco, CA 94104

ADDENDUM TO PROMISSORY NOTE

THIS ADDENDUM is attached to and made a part of that certain promissory note executed by DESIGN WITHIN REACH, INC., a Delaware corporation (“Borrower”) and payable to WELLS FARGO HSBC TRADE BANK, NATIONAL ASSOCIATION, or order, dated as of July 17, 2006, in the principal amount of Ten Million Dollars ($10,000,000) (the “Note”).

The following arbitration provision is hereby incorporated into the Note:

ARBITRATION:

1. Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise arising out of or relating to in any way (i) the loan and related loan and security documents which are the subject of this Note and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

2. Governing Rules. Any arbitration proceeding will (i) proceed in a location in California selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

3. No Waiver; Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

4. Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

5. Discovery. In any arbitration proceeding discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date and within 180 days of the filing of the dispute with the AAA. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

6. Class Proceedings and Consolidations. The resolution of any dispute arising pursuant to the terms of this Note shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding.

7. Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

8. Real Property Collateral; Judicial Reference. Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA’s selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

9. Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the documents between the parties or the subject matter of the dispute shall control. This Note may be amended or modified only in writing signed by each party hereto. If any provision of this Note shall be held to be prohibited by or invalid under applicable law such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or any remaining provisions of this Note. This arbitration provision shall survive termination, amendment or expiration of any of the documents or any relationship between the parties.

IN WITNESS WHEREOF, this Addendum has been executed as of the same date as the Note.

“BORROWER”

DESIGN WITHIN REACH, INC.

By:	/s/ Ray Brunner
Ray Brunner
Title:	Chief Executive Officer